Robert H. Heath
March 15, 2011

Exhibit 10.29

RPX CORPORATION
ONE MARKET PLAZA, STEUART TOWER, SUITE 700
SAN FRANCISCO, CA 94105

March 15, 2011
Robert H. Heath

Dear Robert:
RPX Corporation (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your initial title will be Vice President, Corporate Development and you will initially report to Mallun Yen, Executive Vice President. This is a full-time position.
2.    Commencement of Employment. This letter is conditioned upon your agreement to begin employment with the Company no later than April 1, 2011.
3.    Cash Compensation. The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
4.    Incentive Compensation Plan. You will also be eligible to participate in the Company's annual incentive compensation plan.  Your incentive plan target will be 30% of your base salary.  If RPX meets all of its annual corporate goals, and you also perform well against your individual and group goals, to be established with your supervisor, you can expect to receive an incentive plan payment at or near this target after our Board of Directors approves our year-end financial statements.  Your actual incentive plan payment may be more or less than this target based on the performance of the Company and the achievement of your individual and group goals.  No incentive plan payment will be paid unless you are an employee of the Company on the date the incentive plan payment is paid.  Please note that this incentive plan does not constitute a contract of employment or alter the "at will" status of your employment.
5.    Equity Compensation. As part of your offer, we are also pleased to offer you a grant of 90,000 options to purchase Common Stock of the Company.  This grant is subject to approval by the Company’s board of directors and will vest 25% upon completion of your first year of employment with the Company, with the remaining 75% vesting ratably on a monthly basis over three years of employment.  You will also receive a grant of 20,000 restricted shares or restricted stock units.  This grant is subject to the approval of the Company’s board of directors and will vest

Robert H. Heath
March 15, 2011

25% upon the first quarterly vesting date following the completion of your first year of employment, with the remaining 75% vesting in equal quarterly installments over the next three years of employment.  For administrative reasons, vesting of restricted shares or restricted stock units will occur only on the Company’s established quarterly vesting dates rather than on the anniversary of your vesting commencement date.  These awards will be subject to the terms and conditions applicable to awards granted under the Company’s 2008 Stock Plan or 2011 Equity Incentive Plan, as described in the applicable Plan and award agreement.
6.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s PTO policy, as in effect from time to time.
7.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
8.    Employment Relationship. Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of our arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
9.    Tax Matters.
(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make

Robert H. Heath
March 15, 2011

any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
10.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.
* * * * *
As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer is contingent upon our receipt of a satisfactory investigation report of your background.
You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.
This offer shall remain in effect through 5:00pm March 25, 2011 after which time it shall become void.
Very truly yours,
RPX CORPORATION
/S/ MALLUN YEN
By: Mallun Yen
Title: Executive Vice President

Robert H. Heath
March 15, 2011

I have read and accept this employment offer:
/S/ ROBERT HEATH
    Signature of Employee
Dated: 3/22/2011
Attachment
Exhibit A: Proprietary Information and Inventions Agreement